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                                                                       EXHIBIT 5

                                                               February 22, 1995



Century Communications Corp.
50 Locust Avenue
New Canaan, CT 06840

  Re:    Century Communications Corp. Shares of Class A Common Stock

Gentlemen:

         We refer to the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by Century Communications Corp., a New Jersey corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"). The Registration Statement covers 3,581,632 shares (the "Shares") of the Company's Class A Common Stock, par value $.01 per share, to be issued the Company in connection with the acquisition of certain cable television systems.

         We are attorneys admitted to practice in the State of New York and we are not, and do not purport to be, experts in the law of any other jurisdiction other than Federal law. The opinions set forth in this opinion letter are limited to the law of the State of New Jersey and Federal law. In rendering the opinions set forth below, we have relied upon the opinion of New Jersey counsel Connell, Foley & Geiser (the "New Jersey Opinion") as to all matters relating to the laws of the State of New Jersey. To the extent that opinions set forth below relate to matters governed by the laws of the State of New Jersey, such opinions are subject to the qualifications and limitations expressed in the New Jersey Opinion.

         We have examined the original, or a photostatic or certified copy, of such records of the Company, certificates of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.



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Century Communications Corp.
Page 2


         Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares proposed to be issued and sold by the Company have been duly authorized for issuance and that the Shares, when issued, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act or the General Rules and Regulations of the Commission.

                                                      Very truly yours,



                                                       LEAVY, ROSENSWEIG & HYMAN